As filed with the Securities and Exchange Commission on December 18, 2015

Registration No. 333-162818

Registration No. 333-98567

Registration No. 333-39770

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITED RENTALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	06-1522496

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 First Stamford Place, Suite 700 Stamford, Connecticut 06902
(Address of Principal Executive Offices and Zip Code)

United Rentals, Inc. 401(k) Investment Plan
(Full title of the plan)

Jonathan M. Gottsegen, Esq. Senior Vice President, General Counsel and Corporate Secretary 100 First Stamford Place, Suite 700 Stamford, Connecticut 06902 (203) 622-3131
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (the “Registration Statements”), filed by United Rentals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission:

•	Registration Statement No. 333-162818 filed on Form S-8 on November 2, 2009, which registered the offering of 300,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and an indeterminate number of plan interests pursuant to the Company’s 401(k) Investment Plan (the “401(k) Plan”);

•	Registration Statement No. 333-98567 filed on Form S-8 on August 22, 2002, which registered the offering of 700,000 shares of Common Stock and an indeterminate number of plan interests pursuant to the 401(k) Plan; and

•	Registration Statement No. 333-39770 filed on Form S-8 on June 21, 2000 which registered the offering of 200,000 shares of Common Stock and an indeterminate number of plan interests pursuant to the 401(k) Plan.

Effective December 15, 2015, the Company’s common stock fund (the “Common Stock Fund”) was eliminated as an investment alternative under the 401(k) Plan. Plan participants who have existing funds invested in the Common Stock Fund may keep their funds invested in such fund, but, effective December 15, 2015, no further contributions will be permitted to the Common Stock Fund. As a result, the offering pursuant to the Registration Statements has been terminated. In accordance with an undertaking made by the Company in the Registration Statements, the Company hereby amends the Registration Statements to remove from registration all shares of Common Stock registered under the Registration Statements that remain unsold under the 401(k) Plan and such indeterminate number of plan interests registered under the Registration Statements that remain unissued under the 401(k) Plan, in each case at the time of the termination of the offering.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on December 18, 2015.

UNITED RENTALS, INC.

By:	/s/ Jonathan M. Gottsegen, Esq.

Name:	Jonathan M. Gottsegen, Esq.
Title:	Senior Vice President, General Counsel and Corporate Secretary